March 1, 2015

Vet Online Supply, LLC
Harold Minsky, CEO
17116 Prairie St.
Northridge, CA 94301
service@vetonlinesupply.com

Dear Mr. Minsky:

The purpose of this letter (the “Agreement”) is to confirm the engagement of Separation Degrees - One, Inc. (“SD”) by Vet Online Supply, LLC (“Client”) commencing on March 1, 2015 to provide design, technical development and interactive media services, such as planning, buying, placement and reporting (the “Services”) as outlined below.

Section 1.  Services, Team and Tools. SD is being contracted with to provide Client with the following Services: 1) interactive design compilations and technical development; 2) on-going maintenance of the technical platform developed by SD; 3) planning and analytical monitoring services; 4) creation of interactive advertising solutions to cover but not be limited to: affiliate program set-up and management, paid search program set-up and management, interactive advertorial, sponsored content and network placement buys technical integration into leading social media platforms.

Section 2.  Proposed Term and Technical Development, including Fees.  The Agreement is a flat fee Agreement in the amount of Fifteen Thousand Dollars ($15,000, nonrefundable, and payable upon signing and shall cover overall optimization/modification of the existing website running on the os commerce platform for increased sales objectives, even further defined as: (a) cosmetic and technical optimization of the existing public facing website, including required copy-editing, a refined “consumer funnel” and enhanced account management features; (b) technical modification and content creation for search engine optimization; (c) technical integration into the social networks of Facebook, Google+, Twitter, Pinterest and Instagram; (d) management of the integration and ongoing selling into the shopping networks for Amazon, eBay and Buy.com; and on-going maintenance of a-c above.

Section 3.  Expenses.  In addition to the compensation described in Section 2 above, Client agrees to promptly reimburse SD, upon request from time to time, not more than monthly, for all reasonable out-of-pocket expenses (travel, lodging, meals, printing, etc.) SD incurred and that Client APPROVES IN ADVANCE, and all other expenses shall be the responsibility of the party incurring such expenses.

Section 4.  Payment of Fees and Expenses. Payment for Services will be made in consideration of services rendered and fees will be paid in advance of such services and due and payable upon execution of the Agreement.  Should the amount payable hereunder totaling $15,000 remain unpaid for a period of ninety (90) days from the date hereof, then SD shall have the option to take said fees in the form of shares of common stock of client at $0.10 per share at any time thereafter, at their sole election until such time as fees are paid.  If any Expenses have been incurred, payment will be due within 5 days of the submission of such expenses, which will be turned in at the end of the month of which they were incurred.

Section 5.  Ownership of Work.  Client shall retain all rights to all work performed by SD.

Section 6.  Confidentiality.  Each party to this Agreement shall maintain as strictly confidential and not disclose to any third party any financial or other proprietary information (the “Confidential Information”) provided that party by the other party to this Agreement.

The non-disclosing party shall be excepted from the obligations of this section with respect to any portion of Confidential Information to the extent that portion of Confidential Information:

(a) is within the knowledge of the non-disclosing party prior to the Start Date of this Agreement;

(b) or is within the public domain or enters the public domain through no fault of the non-disclosing party;

(c) or is rightfully disclosed to the non-disclosing party by a third party without obligation of confidentiality, but only to the extent rightfully permitted by the third party.

The obligations of the non-disclosing party under this section with regard to any portion of Confidential Information shall continue for a term of twenty four (24) months from the Start Date of this Agreement, or until one of the exceptions identified above applies to that portion of Confidential Information.

Section 7.  Term of Engagement.
(a)           SD’s engagement and all rights and obligations of the parties hereto shall commence upon SD’s receipt of a signed copy of the Agreement, and a mutually agreed upon Start Date.  The Term of the Engagement shall be a set period of time as described in Section 2 above.

Section 8.  Successors and Assigns.  The benefits of this Agreement shall inure to the respective successors and permitted assigns of the parties hereto and of the indemnified parties hereunder and their successors and permitted assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and permitted assigns.  This Agreement shall not be assignable by SD without the prior written consent of Client.

Section 9.  Indemnity.  Both parties agree to mutually indemnification each other.

Section 10.  Arbitration.  Unless the Parties mutually agree otherwise in writing, all claims, disputes or other matters in question between the Parties to this Agreement, arising out of or relating to this Agreement or the breach thereof, shall be subject to and decided by arbitration, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect.  The decision of the arbitrator shall be final and binding on each party, and judgment upon the arbitration award may be entered in any court having jurisdiction over the matter.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of laws rules thereof, and any arbitration shall be brought in Orange County, California using California laws.

Section 11. Force Majeure.  Any failure or delay by either the Client or SD in the performance of its obligations under this Agreement is not a default or breach of the Agreement or a ground for termination under this Agreement to the extent the failure or delay is due to elements of nature or acts of God, acts of war, terrorism, riots, revolutions, legal actions, strikes or other factors beyond the reasonable control of a party (each, a “Force Majeure Event”).  The party failing or delaying due to a Force Majeure Event agrees to give notice to the other party which describes the Force Majeure Event and includes a good faith estimate as to the impact of the Force Majeure Event upon its responsibilities under this Agreement, including, but not limited to, any scheduling changes.  If the Force Majeure Event causes all or a portion of the services to be delayed, or otherwise causes a failure to comply with this Agreement, and continues to occur for more than thirty (30) days after notice of the Force Majeure Event the Term shall be extended for the specific time delay.

Section 12.  Miscellaneous.
(a) Client expressly acknowledges that all opinions and advice (written or oral) given by SD to Client in connection with SD’s engagement are intended solely for the benefit and use of Client.

(b) Client shall be under no obligation to enter into or execute any transaction, partnership or other agreement or arrangement with any party as a result of this Agreement and the entry into any transaction, partnership or other agreement or arrangement shall be in the sole discretion of Client.

(c) Client is a sophisticated business enterprise that has retained SD for the limited purposes set forth in this Agreement, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature.  In the event of any business transaction or engagement, each party disclaims an intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by the Agreement, and each party agrees that there is no fiduciary relationship between them.

(d) Client represents and warrants to SD that SD's engagement hereunder has been duly authorized and approved by all corporate action by Client and this letter Agreement has been duly executed and delivered by Client and constitutes a legal, valid and binding obligation of Client.  SD represents and warrants to Client that SD’s engagement hereunder has been duly authorized and approved by all necessary limited liability company action by SD and this letter Agreement has been duly executed and delivered by SD and constitutes a legal, valid and binding obligation of SD.

(e) Pending Client’s written approval, SD shall have the right to include Client’s name, logo and any non-confidential information relating to the project in SD’s website and marketing materials.

(f) The Client acknowledges that it is not relying on the advice of SD for tax, legal or accounting matters it is seeking, and will rely on the advice of its own professionals and advisors for such matters.

(g) This Agreement may be executed in one or more counterparts, which together shall constitute the same agreement.

***

This Agreement shall constitute the full scope of the relationship between SD and Client.  Please sign this letter at the place indicated below, whereupon it will constitute our mutually binding agreement with respect to the matters contained herein.

Sincerely,

SEPARATION DEGREES - ONE, INC.

By:    /s/Gannon Giguiere
Gannon Giguiere
President, CEO

Agreed to and accepted:

VET ONLINE SUPPLY, LLC

By:/s/ Harold Minsky
           Harold Minsky
           CEO

Separation Degrees - One, Inc.
77 Geary Street, 5th Floor • San Francisco, CA 94108 • T: 949.500.6960 F: 949.209.1920
* CONFIDENTIAL *
Technical and Media Agreement